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                                                                   EXHIBIT 23.3


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-_____) and related Prospectus of The Town and Country Trust for the registration of $75,000,000 of Common Shares of Beneficial Interest, Preferred Shares of Beneficial Interest, Depositary Shares Representing Preferred Shares of Beneficial Interest, Common Share Warrants, Preferred Share Warrants and Depositary Share Warrants and to the incorporation by reference therein of our reports dated January 29, 1999, with respect to the consolidated financial statements of The Town and Country Trust incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference therein of our reports dated September 11, 1998, October 8, 1998, October 8, 1998, February 12, 1999, August 26, 1999, August 26, 1999, and August 26, 1999 on the historical statements of revenue and certain expenses for The Fairington, Windermere Lakes, Twelve Oaks, Colonial Grand at Kirkman, Heron's Run, McIntosh, and Perico, respectively, included in the Current Report on Form 8-K filed December 29, 1999.

                                             /s/ Ernst & Young LLP

Baltimore, Maryland
December 30, 1999